Exhibit 10.1

FOOT LOCKER ANNUAL INCENTIVE COMPENSATION PLAN,
AS AMENDED AND RESTATED

          The Compensation and Management Resources Committee of the Board of Directors of Foot Locker, Inc. (“Foot Locker”) has amended and restated the Foot Locker Annual Incentive Compensation Plan (the “Plan”) as of March 26, 2008, subject to shareholder approval at the 2008 annual meeting of shareholders. The Plan was previously amended and restated effective as of June 25, 2003.

1.           Purpose of the Plan.

          The purposes of the Plan are:

                 (a)      to reinforce corporate organizational and business development goals.

                 (b)      to promote the achievement of year-to-year and long-range financial and other business objectives such as high quality of service and product, improved productivity and efficiencies for the benefit of our customers’ satisfaction and to assure a reasonable return to Foot Locker’s shareholders.

                 (c)      to reward the performance of officers and key employees in fulfilling their personal responsibilities for annual achievements.

                 (d)      to serve as a qualified performance-based compensation program under Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”) or any successor section and the Treasury regulations promulgated thereunder (“Section 162(m) of the Code”).

2.           Definitions.

           The following terms, as used herein, shall have the following meanings:

           (a)     “Annual Base Salary” with respect to any Plan Year shall mean the total amount paid by Foot Locker and its subsidiaries to a participant during such Plan Year without reduction for any amounts withheld pursuant to participation in a qualified “cafeteria plan” under Section 125 of the Code, a qualified transportation arrangement under Section 132(f)(4) of the Code, or a cash or deferred arrangement under Section 401(k) of the Code. Annual Base Salary shall not include any amount paid or accruing to a participant under the Foot Locker Long-Term Incentive Compensation Plan or any other incentive compensation or bonus payment or extraordinary remuneration, expense allowances, imputed income or any other amounts deemed to be indirect compensation, severance pay and any contributions made by Foot Locker to this or any other plan maintained by Foot Locker or any other amounts which, in the opinion of the Committee, are not considered to be Annual Base Salary for purposes of the Plan.

           (b)     “Board” shall mean the Board of Directors of Foot Locker.

           (c)       “Committee” shall mean two or more members of the Compensation and Management Resources Committee of the Board, each of whom is an “outside director” within the meaning of Section 162(m) of the Code.

           (d)     “Covered Employee” shall mean an officer or key employee of Foot Locker who is designated as an executive officer for purposes of Rule 3b-7 of the Securities Exchange Act of 1934 for the relevant Plan Year.

           (e)       “Payment Date” shall mean the date selected by the Committee for payments under the Plan to be made following the finalization, review and approval of performance goal achievements for the Plan Year, which date shall be within two and one-half months following the end of the Plan Year.

           (f)       “Individual Target Award” shall mean the targeted performance award for a Plan Year specified by the Committee as provided in Section 6 herein.

           (g)       “Plan Year” shall mean Foot Locker’s fiscal year during which the Plan is in effect.

3.            Administration of the Plan.

           The Plan shall be administered by the Committee. No member of the Committee while serving as such shall be eligible for participation in the Plan. The Committee shall have exclusive and final authority in all determinations and decisions affecting the Plan and its participants. The Committee shall also have the sole authority to interpret the Plan, to establish and revise rules and regulations relating to the Plan, to delegate such responsibilities or duties as it deems desirable, and to make any other determination that it believes necessary or advisable for the administration of the Plan including, but not limited to: (i) approving the designation of eligible participants; (ii) setting the performance criteria within the Plan guidelines; and (iii) certifying attainment of performance goals and other material terms. The Committee shall have the authority in its sole discretion, subject to and not inconsistent with the express provisions of the Plan, to incorporate provisions in the performance goals allowing for adjustments in recognition of unusual or non-recurring events affecting Foot Locker or the financial statements of Foot Locker, or in response to changes in applicable laws, regulations, or accounting principles; provided that the Committee shall have such authority with regard to the performance goals of Covered Employees solely to the extent permitted by Section 162(m) of the Code. To the extent any provision of the Plan creates impermissible discretion under Section 162(m) of the Code or would otherwise violate Section 162(m) of the Code with regard to the performance goals of Covered Employees, such provision shall have no force or effect.

4.           Participation.

           Participation in the Plan is limited to officers or key employees of Foot Locker. Individual participants shall be those employees selected in the sole discretion of the Committee (in the case of Covered Employees) or its designee (in the case of all other officers and key employees). In determining the persons to whom awards shall be granted, the Committee shall take into account such factors as the Committee shall deem appropriate in connection with accomplishing the purposes of the Plan. The Committee may from time to time designate additional participants who satisfy the criteria for participation as set forth herein and shall determine when an officer or key employee of Foot Locker ceases to be a participant in the Plan.

5.           Right to Payment.

          Unless otherwise determined by the Committee in its sole discretion, a participant shall have no right to receive payment under this Plan unless the participant remains in the employ of Foot Locker at all times through and including the Payment Date.

6.            Payment.

           (a)      Payment under this Plan to a participant will be made in cash in an amount equal to the achieved percentage of such participant’s Annual Base Salary as determined by the Committee for each Plan Year. Such percentage shall be based on the participant’s achievement of his or her Individual Target Award. Payment shall be made only if and to the extent the performance goals with respect to the Plan Year are attained.

           (b)      At the beginning of each Plan Year (or, with respect to Covered Employees, within the time period prescribed by Section 162(m) of the Code), the Committee shall establish all performance goals and the Individual Target Awards for such Plan Year and Foot Locker shall inform each participant of the Committee’s determination with respect to such participant for such Plan Year. Individual Target Awards shall be expressed as a percentage of such participant’s Annual Base Salary. At the time the performance goals are established, the Committee shall prescribe a formula to determine the percentages of the Individual Target Award which may be payable based upon the degree of attainment of the performance goals during the Plan Year.

           (c)      Notwithstanding anything to the contrary contained in this Plan,

                (1)      the performance goals in respect of awards granted to participants who are Covered Employees, shall be based on one or more of the following criteria:

(i)	the attainment of certain target levels of, or percentage increase in, pre-tax profit;

(ii)	the attainment of certain target levels of, or percentage increase in, division profit;

(iii)	the attainment of certain target levels of, or a percentage increase in, after-tax profits of Foot Locker (or a subsidiary, division, or other operational unit of Foot Locker);

(iv)	the attainment of certain target levels of, or a specified increase in, operational cash flow of Foot Locker (or a subsidiary, division, or other operational unit of Foot Locker);

(v)

the achievement of a certain level of, reduction of, or other specified objectives with regard to limiting the level of increase in, all or a portion of, Foot Locker’s bank debt or other long-term or short-term public or private debt or other similar financial obligations of Foot Locker, if any, which may be calculated net of such cash balances and/or other offsets and adjustments as may be established by the Committee;

(vi)

the attainment of a specified percentage increase in earnings per share or earnings per share from continuing operations of Foot Locker (or a subsidiary, division or other operational unit of Foot Locker);

(vii)

the attainment of certain target levels of, or a specified percentage increase in, revenues, net income, or earnings before (A) interest, (B) taxes, (C) depreciation and/or (D) amortization, of Foot Locker (or a subsidiary, division, or other operational unit of Foot Locker);

(viii)	the attainment of certain target levels of, or a specified increase in, return on invested capital or return on investment;

(ix)

the attainment of certain target levels of, or a percentage increase in, after-tax or pre-tax return on shareholders’ equity of Foot Locker (or any subsidiary, division or other operational unit of Foot Locker); and

(x)

the attainment of a certain target level of, or reduction in, selling, general and administrative expense as a percentage of revenue of Foot Locker (or any subsidiary, division or other operational unit of Foot Locker), and

          (2)      in no event shall payment in respect of an award granted for a performance period be made to a participant who is a Covered Employee as of the end of such Plan Year in an amount which exceeds $3 million. Subject to Section 3 of the Plan regarding certain adjustments, in connection with the establishment of the performance goals, the criteria listed above for Foot Locker (or any subsidiary, division or other operational unit of Foot Locker) shall be determined in accordance with generally accepted accounting principles consistently applied by Foot Locker, but before consideration of payments to be made pursuant to this Plan and pursuant to the Foot Locker Long-Term Incentive Compensation Plan.

7.           Time of Payment.

           All payments earned by participants under this Plan will be paid after performance goal achievements for the Plan Year have been finalized, reviewed, approved, and to the extent required by Section 162(m) of the Code, certified by the Committee but in no event later than two and one-half months following the end of the applicable Plan Year. Foot Locker’s independent accountants shall, as of the close of the Plan Year, determine whether the performance goals have been achieved and communicate the results of such determination to the Committee.

8.            Miscellaneous Provisions.

           (a)      A participant’s rights and interests under the Plan may not be sold, assigned, transferred, pledged or alienated.

           (b)      In the case of a participant’s death, payment, if any, under the Plan shall be made to his or her designated beneficiary, or in the event no beneficiary is designated or surviving, to the participant’s estate.

           (c)      Neither this Plan nor any action taken hereunder shall be construed as giving any employee any right to be retained in the employ of Foot Locker.

           (d)      Foot Locker shall have the right to make such provisions as it deems necessary or appropriate to satisfy any obligations it may have to withhold federal, state or local income or other taxes incurred by reason of payments made pursuant to the Plan.

           (e)      While Foot Locker does not guarantee any particular tax treatment, the Plan is designed and intended to comply with the short-term deferral rules under Section 409A of the Code and the applicable regulations thereunder and shall be limited, construed and interpreted with such intent. All amounts payable under the Plan shall be payable within the short-term deferral period in accordance with Section 409A and regulations issued thereunder.

           (f)      The Plan is designed and intended to comply with Section 162(m) of the Code with regard to awards made to Covered Employees, and all provisions hereof shall be limited, construed and interpreted in a manner so to comply.

          (g)      The Board or the Committee may at any time and from time to time alter, amend, suspend or terminate the Plan in whole or in part; provided, that, no amendment which requires shareholder approval in order for the Plan to continue to comply with the exception for performance based compensation under Section 162(m) of the Code shall be effective unless the same shall be approved by the requisite vote of the shareholders of Foot Locker as determined under Section 162(m) of the Code. Notwithstanding the foregoing, no amendment shall affect adversely any of the rights of any participant, without such participant’s consent, under the award theretofore granted under the Plan.

          (h)      The Plan shall be binding on Foot Locker and its successors by operation of law.